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                                                                     Exhibit 4.2

                                   AMENDMENT

                                     to the

                       PREFERRED SHARES RIGHTS AGREEMENT

                                    between

                       FUSION MEDICAL TECHNOLOGIES, INC.

                                      and

                                BANKBOSTON, N.A.


     This Amendment (the "Amendment") to the Preferred Shares Rights Agreement is made and entered into as of March 30, 1999 between FUSION MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and BANKBOSTON, N.A., as Rights Agent (the "Rights Agent").


                                R E C I T A L S

     WHEREAS, the Company and the Rights Agent entered into the Preferred Shares Rights Agreement dated as of October 10, 1997 (as amended, modified, restated or supplemented from time to time, the "Rights Agreement"); and

     WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights; and

     WHEREAS, the State of Wisconsin Investment Board ("SWIB") has requested that the Company amend the Rights Agreement to exclude SWIB from the definition of Acquiring Person until such time as SWIB becomes the Beneficial Owner of a percentage of the Common Shares of the Company then outstanding which equals or exceeds 20%; and

     WHEREAS, pursuant to its letter dated March 30, 1999, requesting the Amendment and in consideration of such Amendment, SWIB agrees not to seek election or placement of a representative of SWIB on the Company's Board of Directors while SWIB is the Beneficial Owner of 15% or more of the outstanding Common Shares of the Company; and

     WHEREAS, the Company has determined to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
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     1.  Effect of Amendment. Except as expressly provided herein, the Rights
Agreement shall be and remain in full force and effect.

     2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

     3. Supplement to Definitions. The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following:

     "SWIB" shall mean the State of Wisconsin Investment Board.

     "SWIB PERCENTAGE" shall mean 20% to and including January 14, 2000 at which time the SWIB Percentage shall be reduced to (i) 15% if SWIB is not the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding at the close of business on January 14, 2000 or (ii) if SWIB is the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding at the close of business on January 14, 2000, the next highest whole percentage in excess of the percentage of Common Shares of the Company then outstanding beneficially owned by SWIB.

     4.  Amendment to Definitions. The following definitions contained in
Section 1 of the Rights Agreement are hereby deleted in their entirety and amended to read as follows:

       "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company, SWIB unless and until SWIB shall have become the Beneficial Owner of a percentage of Common Shares then outstanding which equals or exceeds the SWIB Percentage at which such time SWIB shall be an Acquiring Personor any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or, in the case of SWIB, to a percentage equal to or greater than the SWIB Percentage)of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of SWIB, to a percentage equal to or greater than the SWIB Percentage)of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more (or, in the case of SWIB, to a percentage equal to or greater than the SWIB Percentage) of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation,

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because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and
(ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more (or, in the case of SWIB, to a percentage equal to or greater than the SWIB Percentage)of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more (or, in the case of SWIB, to a percentage equal to or greater than the SWIB Percentage) of the Common Shares then outstanding.

     "DISTRIBUTION DATE" shall mean the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of Continuing Directors then in office) after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of a majority of Continuing Directors then in office) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, SWIB unless and until SWIB shall have become the Beneficial Owner of a percentage of Common shares then outstanding which equals or exceeds the SWIB Percentage, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be an Acquiring Person.

     "TRIGGERING EVENT" shall be deemed to have occurred upon any Person (other than the Company, any Subsidiary of the Company, SWIB unless and until SWIB shall have become the beneficial Owner of a percentage of Common Shares then outstanding which equals or exceeds the SWIB Percentage, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan), becoming an Acquiring Person.

     5. Effective Date. This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Amendment by the Company and the delivery of Resolutions of the Board of Directors of the Company authorizing and approving the Amendment; (b) delivery of a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with Section 27 of the Rights Agreement; and (c) the execution and delivery of this Amendment by the Rights Agent.

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     6.  Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

     7. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

     8. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.


                                  FUSION MEDICAL TECHNOLOGIES, INC.



                                  By:  /S/ PHILLIP SAWYER
                                     --------------------
                                          Phillip Sawyer
                                          Title:  President and CEO



                                  BANK BOSTON, N.A., as Rights Agent


                                  By:  /S/ JEFF ANDERSON
                                     -------------------
                                          Jeff Anderson
                                          Title:  Account Representative

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